EXHIBIT 99.1

Contacts:
Julie Wood	Greg W. Schafer
Vice President, Investor Relations	Chief Financial Officer
510-597-6505	510-597-6684
ONYX PHARMACEUTICALS REPORTS THIRD QUARTER
AND NINE-MONTH 2007 FINANCIAL RESULTS
Nexavar Quarterly Revenue Surpasses $100 Million
Up 29% Over Second Quarter; 130% Over Same Period Last Year
EMERYVILLE, CALIF. — November 6, 2007 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported its financial results for the three and nine months ended September 30, 2007. Onyx reported net income of $555,000, or $0.01 per share, for the third quarter of 2007 compared to a net loss of $20.1 million, or $0.49 per share, in the same period in the prior year.
Nexavar net revenue was $104.6 million for the quarter ended September 30, 2007, which represents a 130% increase over the $45.4 million reported in the same period last year and a 29% increase over the $81.3 million reported in the three months ended June 30, 2007. Onyx, with its collaborator, Bayer HealthCare Pharmaceuticals Inc., or Bayer, is marketing and developing Nexavar® (sorafenib) tablets, an anticancer therapy currently approved for the treatment of advanced kidney cancer in the U.S., European Union, and other territories internationally. Nexavar was approved last week by the European Union for the treatment of patients with liver cancer. In accordance with Onyx’s collaboration agreement with Bayer, Bayer recognizes all revenue from the sale of Nexavar.
“Onyx’s revenue growth in the third quarter was driven by the strong performance of the Nexavar franchise in both the U.S. and internationally,” said Hollings C. Renton, president and chief executive officer of Onyx. “With a growing oncology business, a recent regulatory approval in the European Union and active filings globally for a second indication, as well as a robust clinical development program, we are well positioned for continued positive momentum.”
The net income for the quarter ended September 30, 2007, included employee stock-based compensation expense of $3.6 million, or $0.07 per share. The net loss for the quarter ended September 30, 2006, included employee stock-based compensation expense of $3.5 million, or $0.08 per share.
Net Expense due to (from) Unconsolidated Joint Business
Onyx reports the net expense due to (from) unconsolidated joint business for Nexavar as a single line item within the Statement of Operations. This item consists of Nexavar product revenue and the reimbursement of Onyx and Bayer for each company’s shared expenses under the collaboration and is, in effect, the net amount due to or from Bayer to balance the companies’ economics under the Nexavar collaboration. According to the terms of the collaboration, the companies share all research and development, marketing, and non-U.S. sales expenses. Onyx and Bayer each bears its own U.S. sales force and medical science liaison expenses. Bayer recognizes all revenue under the Nexavar collaboration and incurs the majority of expenses relating to the development and marketing of Nexavar. The calculation of the net expense due to (from) unconsolidated joint business is shown in the table following the summary financial information. In the third quarter of 2007, Onyx reported a net amount due from Bayer of $17.6 million compared to a net amount due to Bayer of $3.6 million for the third quarter of 2006. This change was primarily due to an increase in Nexavar revenue recognized by Bayer partially offset by an increase in the combined commercial expenses for Nexavar.
Operating Expenses
In the third quarter of 2007, Onyx’s research and development expenses were $7.9 million, an increase of $270,000 as compared to the third quarter of 2006. The expenses incurred in the third quarter of 2007 were primarily related to study start-up costs associated with the Phase 2 breast cancer program.
In the third quarter of 2007, selling, general and administrative expenses were $15.2 million, an increase of $3.3 million as compared to the third quarter of 2006. This was primarily due to an increase in external marketing expenses to support Nexavar, as well as increased personnel in the administrative functions needed to support the company’s planned growth.
Cash, Cash Equivalents and Marketable Securities
As of September 30, 2007, the company had cash, cash equivalents, and short- and long-term marketable securities of $451.2 million compared to $271.4 million at December 31, 2006. This increase was primarily due to net proceeds from financing activities offset by cash used in operations for the nine months ended September 30, 2007.
Nine-Month Results
For the nine months ended September 30, 2007, Onyx recorded a net loss of $22.5 million, or $0.45 per share (basic and diluted), compared with a net loss of $72.0 million, or $1.74 per share, for the same period in 2006. Nexavar net sales, as recorded by Bayer, were $246.8 million and $101.3 million for the nine months ended September 30, 2007 and 2006, respectively.
Conference Call with Management Today
Onyx’s management will host a teleconference and web cast to discuss third quarter 2007 financial results and provide a general business overview. The event will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on November 6, 2007. Interested parties may access a live web cast of the presentation at:
http://events.streamlogics.net/conferenceplus/onyx/event003/index.asp or by dialing 847-413-3235 and using the passcode 19394894. A replay of the presentation will be available on the Onyx website or by dialing 630-652-3044 and using the passcode 19394894 approximately one hour after the teleconference concludes. The replay will be available through December 6, 2007.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company developing innovative therapies that target the molecular mechanisms that cause cancer. The company is developing and marketing Nexavar®, a small molecule drug, with Bayer HealthCare Pharmaceuticals Inc. Nexavar is approved for the treatment of advanced kidney cancer in more than 60 countries.
More recently it was approved by the European Union for the treatment of liver cancer. For more information about Onyx’s pipeline and activities, visit the company’s web site at:
www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals Inc.
This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding sales trends and commercial activities and the timing, progress and results of clinical development, regulatory filings and actions. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission under the heading “Risk Factors” for a more detailed description of such factors, as well as the Company’s subsequent quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
(See attached tables.)

ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
Total revenue	$—	$100	$—	$250
Operating expenses:
Net expense due to (from) unconsolidated joint business	(17,635)	3,596	(28,131)	20,147
Research and development (1)	7,901	7,631	19,883	24,124
Selling, general and administrative (1)	15,245	11,900	44,140	36,944

Total operating expenses	5,511	23,127	35,892	81,215

Loss from operations	(5,511)	(23,027)	(35,892)	(80,965)
Interest income	6,066	2,879	13,427	8,991

Net income (loss)	$555	$(20,148)	$(22,465)	$(71,974)

Net income (loss) per basic and diluted share:	$0.01	$(0.49)	$(0.45)	$(1.74)

Shares used in computing net income (loss) per share:
Basic	54,836	41,499	49,817	41,405

Diluted	55,785	41,499	49,817	41,405

(1) Includes employee stock-based compensation charges of:
Research and development	$785	$629	$2,046	$2,010
Selling, general, and administrative	$2,856	$2,878	$8,220	$8,830

Total employee stock-based compensation	$3,641	$3,507	$10,266	$10,840

CONDENSED BALANCE SHEETS
(In thousands)

	Sept. 30,	Dec. 31,
	2007	2006
	(unaudited)	(2)
Assets
Cash, cash equivalents and marketable securities	$451,182	$266,958
Other current assets	32,226	12,940

Total current assets	483,408	279,898
Property and equipment, net	3,298	1,478
Other assets	290	4,870

Total assets	$486,996	$286,246

Liabilities and stockholders’ equity
Current liabilities	13,392	23,199
Advance from collaboration partner	39,127	40,000
Other long term liabilities	1,179	267
Stockholders’ equity	433,298	222,780

Total liabilities and stockholders’ equity	$486,996	$286,246

(2)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2006.
ONYX PHARMACEUTICALS, INC.
CALCULATION OF NET EXPENSE DUE TO (FROM)  UNCONSOLIDATED JOINT BUSINESS

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2007	2006	2007	2006

Product revenue, net	$104,605	$45,405	$246,817	$101,342
Combined cost of goods sold, distributed, selling, general and administrative expenses	55,950	29,895	141,684	73,778
Combined research and development expenses	37,561	40,711	105,707	120,104

Combined collaboration profit (loss)	$11,094	$(25,201)	$(574)	$(92,540)

Onyx’s share of collaboration profit (loss)	$5,547	$(12,601)	$(287)	$(46,271)
Reimbursement of Onyx’s direct development and marketing expenses	(12,088)	(9,005)	(28,418)	(26,124)

Onyx net expense due to (from) unconsolidated joint business	$(17,635)	$3,596	$(28,131)	$20,147

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